Exhibit (n)(ii)
Power of Attorney
KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below nominates, constitutes and appoints Bruce N. Alpert and Agnes Mullady as his true and lawful attorney-in-fact to execute and sign the Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940 of The Gabelli Utility Trust (the “Fund”), and all amendments and supplements thereto, and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of the Fund, par value $0.001 per share, any and all exhibits and other documents requisite in connection therewith, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises as fully to all intents and purposes as the Trustees themselves might or could do.
May 25, 2011

IN WITNESS WHEREOF, each of the undersigned Trustees have hereunto set their hand on the date first written above.

/s/ Thomas E. Bratter	/s/ John D. Gabelli
Thomas E. Bratter	John D. Gabelli
Trustee	Trustee

/s/ Anthony J. Colavita	/s/ Robert J. Morrissey
Anthony J. Colavita	Robert J. Morrissey
Trustee	Trustee

/s/ James P. Conn	/s/ Anthony R. Pustorino
James P. Conn	Anthony R. Pustorino
Trustee	Trustee

/s/ Vincent D. Enright	/s/ Salvatore J. Zizza
Vincent D. Enright	Salvatore J. Zizza
Trustee	Trustee

/s/ Frank J. Fahrenkopf, Jr.
Frank J. Fahrenkopf, Jr.
Trustee